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SOUNDBITE COMMUNICATIONS, INC.
22 Crosby Drive
Bedford, Massachusetts 01730

April 14, 2008

To Our Stockholders:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of SoundBite Communications, Inc. at 9:00 A.M., local time, on Wednesday, May 21, 2008, to be held at our principal executive offices at 22 Crosby Drive, Bedford, Massachusetts.

The accompanying Notice and Proxy Statement describe the matters to be presented at the annual meeting.

We hope that all stockholders will be able to attend the annual meeting in person. In order to ensure that a quorum is present at the annual meeting, please date, sign and promptly return the enclosed proxy card whether or not you expect to attend the annual meeting. A postage-prepaid envelope, addressed to Computershare Trust Company, N.A., our transfer agent and registrar, has been enclosed for your convenience. Sending in your proxy will not prevent you from voting your stock at the annual meeting if you desire to do so.

Thank you for your continued support.

Sincerely,

Peter R. Shields
President and Chief Executive Officer

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We invite you to attend our 2008 Annual Meeting of Stockholders, which is being held as follows:

Date	Wednesday, May 21, 2008
Time	9:00 A.M., local time
Location	SoundBite Communications, Inc. 22 Crosby Drive Bedford, Massachusetts

At the annual meeting, we will ask you and our other stockholders to:

1. elect three Class I directors to three-year terms;

2. ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2008; and

3. consider and act upon any other business properly presented at the annual meeting.

You may vote on these matters in person or by proxy. We ask that you complete and return the enclosed proxy card promptly — whether or not you plan to attend the annual meeting — in the enclosed addressed, postage-paid envelope, so that your shares will be represented and voted at the annual meeting in accordance with your wishes. If you attend the annual meeting, you may withdraw your proxy and vote your shares in person. If you receive more than one proxy card because your shares are registered in different names or addresses, each proxy card should be signed and returned to assure that all of your shares will be voted.

Only stockholders of record at the close of business on March 28, 2008 are entitled to vote at the annual meeting. A complete list of those stockholders will be open to the examination of any stockholder at our principal executive offices at 22 Crosby Drive, Bedford, Massachusetts, during ordinary business hours, for a period of ten days prior to the annual meeting as well as on the day of the annual meeting. The annual meeting may be adjourned from time to time without notice other than by announcement at the annual meeting. Our stock transfer books will remain open for the purchase and sale of common stock.

By Order of the Board of Directors,

Christopher A. Hemme
Secretary

Bedford, Massachusetts
April 14, 2008

Our 2007 Annual Report is being mailed with this Notice and the Proxy Statement.

PROXY STATEMENT
FOR
2008 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING

We have sent you this proxy statement and the enclosed proxy card because the board of directors is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders, which we refer to in this proxy statement as the annual meeting, or any adjournment or postponement of the annual meeting. The annual meeting will be held at 9:00 A.M., local time, on Wednesday, May 21, 2008, at our principal executive offices located at 22 Crosby Drive, Bedford, Massachusetts. This proxy statement and the proxy card, together with our 2007 Annual Report, is being mailed to stockholders on or about April 14, 2008.

You may vote in person or by proxy. Execution of a proxy will not in any way affect your right to attend the annual meeting and vote in person. You can revoke a proxy at any time before it is exercised by (a) delivering to Christopher Hemme, our Secretary, at our principal executive offices, a duly executed proxy card bearing a later date than the proxy being revoked at any time before that proxy is voted or a written notice specifying that the proxy has been revoked or (b) appearing at the annual meeting and voting in person. A properly executed proxy will be voted in accordance with the instructions contained therein. If no choice is specified, a proxy will be voted FOR the election of the three Class I director nominees named below and FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2008. If any other matters are properly presented at the annual meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Holders of record of common stock as of the close of business on March 28, 2008 are entitled to vote at the annual meeting. As of that date, there were 15,238,264 shares of common stock issued and outstanding and entitled to vote. Each share of common stock is entitled to one vote on any matter presented at the annual meeting. The representation in person or by proxy of at least a majority of the shares of common stock issued, outstanding and entitled to vote at the annual meeting is necessary to establish a quorum for the transaction of business at the annual meeting. If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

Directors are elected by a plurality of votes cast by stockholders entitled to vote at the annual meeting. To be approved, any other matter submitted to stockholders, including the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2008, requires the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting. Votes at the annual meeting will be counted, tabulated and certified by a representative of Computershare Trust Company, N.A., as inspector of elections.

Shares as to which a holder abstains from voting on a particular matter and shares held in “street name” by banks, brokerage firms or nominees who indicate on their proxy cards that they do not have discretionary authority to vote such shares as to a particular matter, which we refer to as “broker non-votes,” will not be considered as present and entitled to vote with respect to a particular matter and will not be considered a vote cast on such matter. Accordingly, neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to any matters voted on at the annual meeting, but will be counted for the purpose of determining whether a quorum exists. If the shares you own are held in “street name,” the bank, brokerage firm or nominee, as the record holder of your shares, is required to vote your shares in accordance with your instructions. In order to vote your shares held in “street name,” you will need to follow directions provided by your bank, brokerage firm or nominee. If you want to vote shares held in “street name” by proxy, you will need to obtain a proxy card from the holder of record.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or the accompanying 2007 Annual Report may have been sent to multiple stockholders in your household. We will deliver additional copies of either or both documents upon your written request to our Investor Relations Department at our principal executive offices or your oral request to the Investor Relations Department at telephone number (781) 897-2556. If you want to receive separate copies of proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your nominee record holder.

We will furnish, without charge, a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2007 (excluding exhibits), as filed with the SEC, to each stockholder of record or beneficial stockholder as of March 28, 2008, upon written or oral request to our Investor Relations Department. A reasonable fee may be charged for copies of requested exhibits.

PROPOSALS

Proposal No. 1.  Election of Class I Directors

The first proposal on the agenda for the annual meeting is the election of Justin Perreault, James Roszkowski and Eileen Rudden as Class I directors, each of whom would serve a three-year term beginning at the annual meeting and ending at the 2011 Annual Meeting of Stockholders.

Our charter and by-laws provide that the board of directors is to be divided into three classes, with the classes serving for staggered three-year terms. Our charter also provides that the authorized number of directors may be changed only by resolution of the board. Effective as of the annual meeting, the board has increased the number of directors from seven to eight. The three director classes are as follows:

•	the class I directors are Mr. Perreault and Mr. Roszkowski, and their terms will expire at the annual meeting;

•	the class II directors are Vernon Lobo and Regina Sommer, and their terms will expire at the 2009 Annual Meeting of Stockholders; and

•	the class III directors are Eric Giler, James Goldstein and Peter Shields, and their terms will expire at the 2010 Annual Meeting of Stockholders.

At the annual meeting, stockholders will be asked to consider the election of Eileen Rudden, who has been nominated for election as a director for the first time. Ms. Rudden was originally proposed to the nominating and corporate governance committee by a non-management director and the board determined to include her as one of the Class I director nominees. Mr. Perreault and Mr. Roszkowski are seeking re-election as Class I directors.

If elected at the annual meeting, each of the nominees will serve until the 2011 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. In the event that any of the nominees is unable or unwilling to serve, proxies will be voted for such substitute nominee or nominees as the board may determine. We are not aware of any reason that any nominee will be unable or unwilling to serve as a director.

A brief biography of each of the director nominees, as of April 1, 2008, follows. You will find information about their stock holdings at page 29.

Justin J. Perreault	Mr. Perreault has served as one of our directors since June 2005. He is a member of the audit committee and the nominating and corporate governance committee. Since 1999, Mr. Perreault has been a General Partner of Commonwealth Capital Ventures, a venture capital firm. Mr. Perreault is 45 years old.
James J. Roszkowski	Mr. Roszkowski has served as one of our directors since March 2006. He chairs the nominating and corporate governance committee. Since April 2005, Mr. Roszkowski has served as a Principal of the Owl’s Nest Group, LLC, an advisory and consulting firm. Mr. Roszkowski held the position of Senior Executive Vice President of MBNA America Bank, N.A., a New York Stock Exchange-listed independent credit card issuer, from 1989 to April 2005. Mr. Roszkowski is 50 years old.

Eileen M. Rudden	From October 2003 to October 2007, Ms. Rudden served as Vice President and General Manager, Communications Applications and Vice President and General Manager, Unified Communications at Avaya Inc., a provider of business communications solutions. From 2000 to 2001, she was the President and Chief Executive Officer and a director of FairMarket, Inc., a developer of e-business selling and marketing solutions. She served in various capacities at Lotus Development Corporation from 1986 to 1995 and, following the acquisition of Lotus Development by IBM, at Lotus Software from 1995 to 2000, where she served as the Senior Vice President responsible for Lotus Notes, Domino and cc:Mail and as Senior Vice President of Business Development. She serves on the board of directors of Agilysys, Inc., a NASDAQ-listed provider of enterprise computer technology solutions. Ms. Rudden is 57 years old.

None of the director nominees is related by blood, marriage or adoption to any director or executive officer. None of the director nominees is party to an arrangement or understanding with any person pursuant to which the nominee is to be selected or nominated for election as a director.

The board recommends that you vote FOR the election of Justin J. Perreault, James J. Roszkowski and Eileen M. Rudden as Class I directors.

Proposal No. 2. Ratification of Selection of Independent Registered Public Accounting Firm

The audit committee has selected the firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2008. Although stockholder approval of the audit committee’s selection of Deloitte & Touche is not required by law, the board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, the audit committee will reconsider its selection of Deloitte & Touche.

Representatives of Deloitte & Touche are expected to attend the annual meeting and have an opportunity to make a statement or respond to appropriate questions from stockholders.

The board recommends that you vote FOR the ratification of the selection by the audit committee of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2008.

Other Matters

The board of directors is not aware of any matter to be presented for action at the annual meeting other than the two proposals described above. The board does not intend to bring any other matters before the annual meeting.

Stockholder Proposals for 2009 Annual Meeting

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2009 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act must be received by our Secretary at our principal executive offices at 22 Crosby Drive, Bedford, Massachusetts 01730, by no later than January 14, 2009.

Stockholders who intend to present a proposal at such meeting without inclusion of the proposal in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act generally will be required to provide advanced notice of a proposal to us between January 21, 2009 and February 20, 2009. If, however, the 2009 Annual Meeting of Stockholders is scheduled to be held on a date before May 1, 2009 or after July 20, 2009, then notice must be received by us by the later of (a) the ninetieth day prior to the 2009 Annual

Meeting of Stockholders and (b) the tenth day following the day on which notice of the date of the 2009 Annual Meeting was mailed or public disclosure of the date of the 2009 Annual Meeting of Stockholders was made, but not more than 120 days before the date of the 2009 Annual Meeting of Stockholders.

EXECUTIVE OFFICERS

A brief biography of each of the executive officers, as of April 1, 2008, follows:

Peter R. Shields	Mr. Shields has served as one of our directors and
President and Chief Executive Officer	Chief Executive Officer since May 2004 and as President since August 2003. From December 2002 to March 2003, he served as Chief Operating Officer of Adesso Systems, Inc., a provider of mobile enterprise software and services. From March 2002 to November 2002, he served as Chief Executive Officer and President of Tilion, Inc., a provider of Internet-based event management solutions that merged with SynQuest, Inc. and Viewlocity, Inc. in September 2002. Mr. Shields is 50 years old.
Robert C. Leahy	Mr. Leahy has served as Chief Operating Officer
Chief Operating Officer and Chief Financial Officer	since September 2006 and as Chief Financial Officer since February 2007. From 1987 to October 2005, Mr. Leahy served as Vice President Finance and Operations and Chief Financial Officer of Brooktrout, Inc., a NASDAQ-listed developer of software and hardware platforms that was acquired by EAS Group, Inc. in October 2005. Mr. Leahy is 55 years old.
Timothy R. Segall	Mr. Segall has served as Chief Technology Officer
Chief Technology Officer	since January 2002. From June 2000 to December 2006, Mr. Segall served as our Vice President, Engineering. Mr. Segall is 48 years old.
Mark D. Friedman	Mr. Friedman has served as Chief Marketing and
Chief Marketing and Business Development Officer	Business Development Officer since December 2007. He served in various capacities at Peppercoin, Inc., a developer of secure micropayments solutions, from June 2005 until its acquisition by Chockstone, Inc. in April 2007. His positions at Peppercoin included President and Chief Executive Officer and Vice President, Sales and Market Development. From 2002 to December 2007, Mr. Friedman also served as President and was the founder of GTM Consulting, Inc., a marketing consulting firm. Mr. Friedman is 45 years old.
Jeffery J. Struzenski	Mr. Struzenski began serving as our Executive Vice
Executive Vice President, Sales	President, Sales on April 1, 2008. From October 2005 to March 2008, he served as Regional Vice President, Americas of Wall Street Systems, Inc., a provider of transaction processing software. From 1996 to September 2005, he served in a variety of capacities, including Managing Director and Partner, of BearingPoint, Inc. (formerly KPMG Consulting Inc.), a management and technology consulting company. Mr. Struzenski is 51 years old.

Andrew R. Gilbert	Mr. Gilbert has served as our Vice President,
Vice President, Operations	Operations since April 2005. From August 2000 to April 2005, he served as one of our Senior Engineers. Mr. Gilbert is 46 years old.
Christopher A. Hemme	Mr. Hemme has served as our Vice President of
Vice President, Finance, Treasurer and Secretary	Finance, Treasurer and Secretary since February 2007. He served as our Chief Financial Officer, Treasurer and Secretary from July 2005 to February 2007, and as our Vice President of Finance from February 2004 to July 2005. From December 1999 to November 2003, Mr. Hemme served as the Corporate Controller of Winphoria Networks, Inc., a provider of core infrastructure for wireless networks that was acquired by Motorola in May 2003. Mr. Hemme is 43 years old.
Noreen L. Henrich	Ms. Heinrich has served as our Vice President, Client
Vice President, Client Management	Management since October 2005. From January 2004 to September 2005, she served as Vice President, Professional Services of Pragmatech Software, a provider of on-demand sales knowledge solutions. From 1998 to July 2003, she served as Regional Vice President of Oracle Corporation, a NASDAQ-listed developer of database management systems. Ms. Heinrich is 53 years old.

There are no family relationships among any of the directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis addresses compensation for our executive officers. As of December 31, 2007, the executive officers consisted of: Peter Shields, President and Chief Executive Officer; Robert Leahy, Chief Operating Officer and Chief Financial Officer; Timothy Segall, Chief Technology Officer; Mark Friedman, Chief Marketing and Business Development Officer; Richard Underwood, Executive Vice President, Worldwide Sales; Andrew Gilbert, Vice President, Operations; Christopher Hemme, Vice President, Finance, Treasurer and Secretary; and Noreen Henrich, Vice President, Client Management. Each of these executive officers was employed by us throughout 2007, except that Mr. Friedman joined us in December 2007.

In accordance with the rules of the SEC, the following discussion provides certain information with respect to the “named executive officers” for 2007, who consist of Messrs. Shields, Leahy, Segall, Underwood and Hemme. For information as to how the identities of the named executive officers were determined, see “— Compensation Tables — Summary Compensation Table” below.

Subsequent to December 31, 2007, Jeffery Struzenski became one of our executive officers when he commenced employment as our Executive Vice President, Sales on April 1, 2008. Mr. Underwood ceased to be an executive officer as of January 1, 2008.

Objectives and Philosophy of Executive Compensation Program

The primary objectives of the board of directors and the compensation committee with respect to executive compensation are to:

•	attract, retain and motivate executive officers who will make important contributions to the achievement of our business objectives; and

•	align the incentives of the executive officers with the creation of value for stockholders.

The compensation committee implements and maintains compensation plans and policies designed to achieve these primary objectives. These plans and policies compensate all of the executive officers with a combination of base salary, cash bonuses tied to our financial performance and strategic objectives, long-term equity awards, and employee benefits.

In November 2007, we completed our initial public offering of common stock, or IPO. Prior to the IPO, both the board and the compensation committee participated in decisions concerning executive compensation. Upon our completion of the IPO, the compensation committee was given responsibility for overseeing the executive compensation program. In making compensation decisions for executive officers other than the chief executive officer, the compensation committee receives and takes into account specific recommendations from the chief executive officer. The compensation committee currently consists of Eric Giler, James Goldstein and Regina Sommer. Mr. Giler chairs the committee. Ms. Sommer succeeded Vernon Lobo on the compensation committee in July 2007, and Mr. Lobo actively participated, with Messrs. Giler and Goldstein, in developing and implementing the 2007 executive compensation program.

For years prior to 2007, neither the board nor the compensation committee retained a compensation consultant to review our policies and procedures relating to executive compensation. In January 2007, the compensation committee engaged Pearl Meyer & Partners, an independent compensation consulting firm, to provide advice and resources to the compensation committee in connection with the establishment of executive compensation for 2007. We had not previously engaged, or otherwise conducted business with, Pearl Meyer. In late 2007, the compensation committee engaged Pearl Meyer to provide advice and resources in connection with establishing both executive and director compensation for 2008. For 2007, both Pearl Meyer and management assisted and supported the compensation committee in designing the mix of components of the compensation program and in evaluating proposed levels of compensation. The compensation committee expects that it will also engage a compensation consulting firm in future years.

In establishing executive compensation for 2007, the compensation committee concluded that, in order for us to attract and retain the high-quality executive officers necessary for us to execute our business plan successfully, it was essential that we offer compensation packages competitive with those of comparable companies. For years prior to 2007, neither the board nor the compensation committee compiled or reviewed compensation levels at comparable companies in establishing compensation for executive officers. In part, this reflected the compensation committee’s expectation that we would complete our IPO during 2007. As a result, the principal goal of the compensation committee in structuring and setting executive compensation for 2007 was to establish compensation packages competitive with those of companies of similar size, in similar industries or markets, and at the same stage of maturity.

Therefore, when determining competitive compensation for executive officers, the compensation committee, in conjunction with Pearl Meyer, reviewed information for comparable companies. Pearl Meyer surveyed the practices of a number of companies comparable to ours, including several companies with which we compete to attract and retain executive talent. The compensation committee also informally considered competitive market practices by speaking to recruitment agencies and reviewing publicly available information relating to compensation of executive officers at comparable companies. The Pearl Meyer survey covered two separate categories of comparable companies in two categories: (a) late-stage, pre-IPO firms in the software industry located in the United States, which we refer to as the pre-IPO comparable companies, and (b) firms in the high technology industry that had revenue comparable to ours and had completed their IPOs after January 2005, which we refer to as the IPO comparable companies. The IPO comparable companies consist of the following companies: Acme Packet, DIVX, Fusion Telecommunications, Guidance Software, Isilon Systems, LoopNet, Omniture, Riverbed Technology, Salary.com, Synchronoss Technologies, Traffic.com, Unica and Vocus.

The compensation data generated by Pearl Meyer and used by the compensation committee in determining the executive compensation for 2007 were based on compensation paid by both pre-IPO comparable companies and IPO comparable companies for 2006. At the time the compensation committee established executive compensation for 2007, we were in the early stages of the IPO process. Due to market conditions and other uncertainties, the compensation committee could not be certain if or when our IPO would be completed. The compensation committee therefore considered and used compensation data for both pre-IPO comparable companies and IPO comparable companies for all elements of 2007 executive compensation. For 2008 and future years, the compensation committee anticipates that benchmarking information will be derived almost exclusively from publicly traded, rather than private, companies.

In assessing executive compensation, the compensation committee focused on base salary, cash bonus compensation and equity-based compensation. Following a comparison of 2006 executive compensation to data collected with respect to the pre-IPO comparable companies and the IPO comparable companies, the compensation committee sought to establish aggregate 2007 executive compensation near or between (a) the median levels for the pre-IPO comparable companies and (b) the median levels for the IPO comparable companies. The compensation committee generally did not benchmark individual elements of compensation. In establishing the base salaries for executive officers, however, the compensation committee did take into account information as to the base salaries of officers with competitive positions at the pre-IPO comparable companies and IPO comparable companies.

Components of Executive Compensation Program

The following elements comprise compensation paid to executive officers:

Base Salaries

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including executive officers. None of the executive officers has an employment agreement that provides for automatic or scheduled increases in base salary. The compensation committee, on an annual basis and consistent with the incentive objectives of the compensation program, establishes base salaries for executive officers based on an assessment of the scope of their respective responsibilities and performance, taking into account the practices of both the pre-IPO comparable companies and the IPO comparable companies. In addition, when determining base salaries, the compensation committee considers the total cash compensation that an executive officer will be eligible to receive under cash-based bonus plans, as well as equity-based and other forms of compensation. By evaluating an executive officer’s base salary together with the other components of the executive officer’s compensation, the compensation committee attempts to ensure that the executive officer’s total compensation is consistent with the overall compensation philosophy.

Based on the compensation committee’s determinations, the base salaries for the named executive officers increased from 2006 to 2007 as follows: Peter Shields, from $240,000 to $260,000; Timothy Segall, from $187,500 to $200,000; Richard Underwood, from $180,000 to $187,200; and Christopher Hemme, from $175,000 to $182,000. The increased base salaries were due principally to the increased responsibilities associated with managing our growing business and a company subject to the public reporting requirements and related obligations. The compensation committee also took into account the base salaries of competitive positions at the pre-IPO comparable companies and the IPO comparable companies. The base salary for Robert Leahy for 2007 remained at $225,000, which was the level established when he joined us in September 2006.

Cash Bonuses

A significant element of the cash compensation of the executive officers is based upon annual incentive plans adopted by the board of directors upon the recommendation of the compensation committee. Cash incentive bonuses are designed to attract, retain and motivate executive officers with rewards based on the achievement of company-specific performance measures and individual-specific objectives, as well as the contribution of the executive officer to our overall success and achievements.

Our 2007 Management Cash Compensation Plan, or the 2007 Management Plan, covered all of the executive officers, including the named executive officers. The 2007 Management Plan sought to establish competitive levels of compensation, integrate executive compensation with our performance, and facilitate the attraction and retention of qualified officers. The 2007 Management Plan was intended to align the financial interests of officers with the financial interests of our stockholders and to increase stockholder value through continued revenue growth coupled with improved financial performance. The 2007 Management Plan was designed to focus executive officers on year-over-year revenue growth, achievement of profitability, and satisfaction of intermediate and long-term strategic objectives.

The 2007 Management Plan provided for cash bonuses to be paid in a combination of quarterly, semi-annual and annual installments, subject to the satisfaction of specified targets and other requirements. The compensation committee established bonus levels under the 2007 Management Plan that relied heavily, but not solely, upon a compensation analysis performed by Pearl Meyer. The Pearl Meyer analysis was based upon the total cash compensation for 2006 paid to executive officers of pre-IPO comparable companies and IPO comparable companies and the responsibilities, experience and required knowledge of the executive officers. Bonuses under the 2007 Management Plan were awarded based on each executive officer’s performance during the year in three areas:

•	33% for the achievement of revenue targets;

•	33% for the achievement of operating income targets; and

•	34% for the completion of strategic objectives.

The structure and terms of the 2007 Management Plan, other than the strategic objectives for the second half of 2007, were established by the compensation committee in February and March 2007. The revenue and operating income targets were based upon our 2007 operating plan, which had been approved by the board in January 2007. The strategic objectives for the first half of 2007 consisted of individual performance goals that were proposed by management in December 2006 and then revised by management during the first quarter of 2007 to reflect comments from the compensation committee. The strategic objectives for the second half of 2007, which were approved in September 2007, consisted of organization goals proposed and revised, in accordance with comments from the compensation committee, by management during the second and third quarters of 2007.

The compensation committee structured the threshold targets and objectives in order to tie the executive officers’ performance to achievement of the internal operating plan approved by the board. The threshold levels could be characterized as challenging, while the maximum goals, which lead to increased compensation, required increasingly demanding levels of performance. At the time they were set, all of the targets and objectives were substantially uncertain to be achieved. All of the executive officers participating in our cash compensation plan for 2006 achieved at least one of the threshold levels required to be eligible for a cash bonus, and some of them achieved all of the maximum goals.

Revenue Performance Bonuses.  Each executive officer was eligible to receive a revenue performance bonus in an amount equal to 33% of his or her total bonus amount under the 2007 Management Plan. This eligible amount was payable quarterly, subject to achievement of revenue targets that were based on the revenue amounts set forth in our 2007 operating plan. In assessing whether a revenue performance bonus was payable with respect to a quarter, performance was evaluated based on year-to-date actual revenue. The targets were: (a) for the first quarter, $8.6 million of revenue recorded during the first three months of 2007; (b) for the second quarter, $18.9 million of revenue recorded during the first six months of 2007; (c) for the third quarter, $30.2 million of revenue recorded during the first nine months of 2007; and (d) for the fourth quarter, $42.9 million of revenue recorded during 2007.

Each executive officer was entitled to receive his or her full quarterly eligible amount if our year-to-date revenue equaled or exceeded the applicable revenue target. If year-to-date revenue was between 85% and 100% of the revenue target, the executive officer was entitled to receive a pro rata portion of the quarterly eligible amount (that is, one-fifteenth of such eligible amount for each percentage point by which actual revenue for the quarter exceeded 85% of the revenue target). No revenue performance bonus was payable with respect to any quarter in which we did not achieve more than 85% of the applicable revenue target. In addition, to the extent revenue in 2007 exceeded the revenue target of $42.9 million, each executive officer was entitled to receive an “exceeding plan” bonus equal to 2% of his or her eligible amount for each $429,000 (1% of $42.9 million) by which actual revenue for the year exceeded $42.9 million.

We surpassed the revenue target for the first quarter of 2007, and each executive officer received his or her full quarterly eligible amount in April 2007. For each of the three remaining quarters of 2007, we achieved between 85% and 100% of the applicable revenue target and each executive officer received a portion of his or her quarterly eligible amount in the month following the end of the quarter. For the year, we achieved 92% of the revenue target of $42.9 million. In total, executive officers received revenue performance bonuses equal to 48% of their eligible amounts for 2007. Because revenue for 2007 was less than the revenue target of $42.9 million, no “exceeding plan” bonuses were paid.

Operating Income Performance Bonuses.  Each executive officer was eligible to receive an operating income performance bonus in an amount equal to 33% of his or her total bonus amount under the 2007 Management Plan. This eligible amount was payable quarterly, subject to our achievement of (1) operating income targets that were based on the operating income (loss) amounts set forth in our 2007 operating plan, net of the effect of any one-time charges, and (2) operating income on a sustainable basis. In assessing whether an operating income performance bonus was payable with respect to a quarter, performance was evaluated based on year-to-date operating income, net of any one-time charges. The targets were: (a) for the first quarter, an operating loss of $(0.6) million with respect to the first three months of 2007; (b) for the second quarter, an operating loss of $(0.8) million with respect to the first six months of 2007; (c) for the third quarter, an operating loss of $(0.7) million with respect to the first nine months of 2007; and (d) for the fourth quarter, operating income of $0.3 million with respect to 2007.

Each executive officer was entitled to receive his or her full quarterly eligible amount if our year-to-date operating income, net of any one-time charges, equaled or exceeded the applicable operating income target and the compensation committee determined that we had achieved operating income on a sustainable basis. If our year-to-date operating income, net of any one-time charges, was between 85% and 100% of the operating income target, the executive officer was entitled to receive a pro rata portion of the quarterly eligible amount (that is, one-fifteenth of such eligible amount for each percentage point by which actual operating income for the quarter exceeded 85% of the operating income target), provided that the compensation committee had determined that we had achieved operating income on a sustainable basis. No operating income performance bonus was payable with respect to any quarter in which we did not achieve more than 85% of the applicable operating income target or for which the compensation committee determined that we had not achieved operating income on a sustainable basis. In addition, to the extent operating income in 2007, net of any one-time charges, exceeded $1.0 million, each executive officer was entitled to receive an “exceeding plan” bonus equal to 2% of his or her eligible amount for each $10,000 (1% of $1.0 million) by which actual operating income, net of any one-time charges, for the year exceeded $1.0 million. The amount of any “exceeding plan” bonus could not, however, exceed an executive officer’s eligible amount.

We surpassed the operating income targets for each of the first three quarters of 2007. Because we had not achieved sustainable operating income, however, the quarterly eligible amounts earned by the executive officers were accrued but not paid. For the fourth quarter of 2007, we achieved between 85% and 100% of the applicable operating income target and each executive officer earned a portion of his or her quarterly eligible amount and the compensation committee determined that we had achieved operating income on a sustainable basis. For the year, we achieved 265% of the operating income target of $0.3 million. Each executive officer received in the first quarter of 2008 payment of an operating income performance bonus equal to 100% of his or her eligible amount for 2007. Actual operating income for 2007, net of any one-time charges, exceeded the $1.0 million threshold by 7%, and each executive officer received in the first quarter of 2008 payment of an “exceeding plan” bonus equal to 14% of his or her eligible amount.

Strategic Objectives Performance Bonuses.  For the first half of 2007, the compensation committee established separate strategic objectives for each executive officer. These objectives consisted of individual performance goals based on the executive officers’ areas of responsibility. The compensation committee subsequently determined that each of the executive officers had achieved his or her strategic objectives. As a result, in the third quarter of 2007 the executive officers received strategic objectives performance bonuses equal to 100% of the eligible amount for the first half of 2007.

For the second half of 2007, the compensation committee established strategic organization objectives applicable to all of the executive officers. These objectives consisted of goals in areas such as new product launches, business development, growth in first-party revenue, marketing programs, security, financial systems and controls implementation, operational efficiency, and research and development quality. The compensation committee subsequently determined that all of these objectives were achieved, except for an objective relating to business development. As a result, in the first quarter of 2008 the executive officers received strategic objectives performance bonuses equal to 95% of their eligible amounts for the second half of 2007.

Long-Term Equity Incentives

The equity award program is the primary vehicle for offering long-term incentives to the executive officers and aligning the interests of the executive officers with those of stockholders. The equity award program also is a key factor in our efforts to retain executive officers. Through 2007, equity awards to executive officers have been made solely in the form of stock options. Each of these stock options vests based on the passage of time, as described below, and has an exercise price equal to the fair market value of the common stock on the grant date. Prior to the completion of our IPO in November 2007, executive officers were eligible to participate in our 2000 Stock Option Plan. Since the completion of our IPO in November 2007, we grant stock-based awards solely pursuant to our 2007 Stock Incentive Plan. Under the 2007 Stock Incentive Plan, executive officers are eligible to receive grants of stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights and other stock-based equity awards at the discretion of the board of directors or the compensation committee.

Although we do not have any equity ownership guidelines for the executive officers, we believe that equity awards provide executive officers with an incentive to focus on our long-term performance, create an ownership culture among our management team and our employees, and align the interests of the executive officers with those of our stockholders. The vesting schedule for our equity awards is designed to further our objective of executive retention by providing an incentive to the executive officers to remain in our employ for the duration of the vesting period. In determining the size of equity grants to an executive officer in 2007, the board and the compensation committee considered the sizes of equity awards granted to officers with competitive positions at pre-IPO comparable companies and IPO comparable companies, our overall performance, the executive officer’s performance, the achievement of certain strategic initiatives, the amount of equity previously awarded to the executive officer and the extent to which the previous equity awards had vested.

Grants of equity awards, including those to executive officers, are approved by the board or the compensation committee and are granted based on the fair market value of the common stock as of the grant date. Under the 2007 Stock Incentive Plan, the fair market value for these purposes is equal to the closing sale price of the common stock on The NASDAQ Global Market on the grant date. We generally grant stock options to executive officers upon their initial hiring and in connection with promotions. In addition, stock options have been granted to executive officers and other employees from time to time in the discretion of the board or the compensation committee consistent with the incentive compensation program objectives. In 2007, stock options were granted to named executive officers as follows: Peter Shields received an option in March to purchase 44,000 shares; Robert Leahy received an option in March to purchase 26,400 shares; Timothy Segall received an option in February to purchase 26,400 shares; and Mark Friedman received an option in December to purchase 82,500 shares. No stock options were granted to Mr. Underwood or Mr. Hemme in 2007.

Stock options granted to newly hired employees, including newly hired executive officers, typically vest as follows: 25% of the shares vest one year from the grant date and the remainder vest in equally monthly installments over the subsequent three years. Stock options granted to existing employees, including executive officers, typically vest in equal monthly installments over four years. Stock options granted pursuant to the 2000 Stock Option Plan can be exercised prior to vesting, in which case the shares received are subject to repurchase rights in our favor that expire in accordance with the prior vesting schedule. In general, upon a merger or consolidation effecting a change in control, a sale of all or substantially all of our assets, or a sale of a majority of our outstanding voting securities, 25% of the unvested shares subject to an outstanding stock option vest and any remaining unexercised portion of the stock option shall terminate. As described under “— Change in Control Agreements” below, as of December 31, 2007, each of the named executive officers had an agreement providing for immediate acceleration of vesting if his employment was terminated without cause or for specified reasons following a change in control.

Stock options generally expire either nine or ten years following the grant date, subject to earlier expiration upon termination of employment

Other Compensation

Each of the executive officers is eligible to participate in our employee benefits programs on the same terms as non-executive employees, including our 401(k), flexible spending accounts, medical, dental and vision care plans, as well as our life and accidental death and dismemberment insurance policies, long-term and short-term disability plans, and employee assistance program.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid by a company to its chief executive officer or any of its four other most highly paid executives. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. The compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate.

Compensation Committee Report

This report of the compensation committee is required by the SEC and, in accordance with the rules of the SEC, shall not be deemed to be (a) part of, or incorporated by reference by any general statement incorporating by reference this proxy statement into, any filing under the Securities Act or the Securities Exchange Act, except to the extent that SoundBite specifically incorporates this report by reference, or (b) “soliciting material” or “filed” under the Securities Act or the Securities Exchange Act.

The compensation committee has reviewed the disclosure set forth under “— Compensation Discussion and Analysis” above and has discussed that disclosure with management as required by Item 402(b) of Regulation S-K. Based on such review and discussion, the compensation committee has recommended to the board of directors that such disclosure be included in this proxy statement.

By the Compensation Committee of
the Board of Directors of
SoundBite Communications, Inc.,

Eric R. Giler (Chair)
James A. Goldstein
Regina O. Sommer

Executive Compensation Tables

Summary Compensation Table

The following table sets forth information regarding compensation earned during 2007 by the named executive officers, who consist of (a) Peter Shields, our chief executive officer, (b) Robert Leahy, our chief financial officer, and (c) the three other most highly compensated executive officers in 2007.

				Non-Equity
			Option	Incentive Plan	All Other
		Salary	Awards	Compensation	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	Total($)

Peter R. Shields	2007	$260,000	$64,426	$157,479	$24,663	$506,568
Chief Executive Officer and President	2006	240,000	7,487	148,000	10,313	405,800
Robert C. Leahy	2007	225,000	62,158	87,488	16,651	391,297
Chief Operating Officer and Chief Financial Officer
Christopher A. Hemme	2007	182,000	2,652	26,246	11,996	222,894
Vice President, Finance, Treasurer and Secretary	2006	175,000	2,427	30,000	10,397	217,824
Richard M. Underwood	2007	187,200	—	26,835	118,389	332,424
Executive Vice President, Worldwide Sales	2006	180,000	—	34,000	98,097	312,097
Timothy R. Segall	2007	200,000	29,464	26,246	23,498	279,208
Chief Technology Officer	2006	187,500	—	30,000	9,697	227,197

(1)	The amounts shown represent compensation expense recognized for financial statement purposes under Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS No. 123R, with respect to stock options granted to the named executive officers. Stock options were granted with exercise prices equal to the fair market value of the common stock on the grant date. For a discussion of the assumptions relating to our valuation of stock options, see note 2 to our financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC on March 14, 2008.

(2)	The amounts shown consist of cash bonuses paid under the 2007 Management Plan and the 2006 Executive Compensation Plan. For a description of the 2007 Management Plan, see “— Compensation Discussion and Analysis — Components of Executive Compensation Program — Cash Bonuses” above.

(3)	The amounts shown with respect to Mr. Underwood include commission-based compensation of $105,805 in 2007 and $84,117 in 2006. The amounts shown with respect to each of Messrs. Shields, Segall and Underwood for 2007 include $12,584 of travel, hotel and other expenses relating to a sales recognition trip. All other amounts consist of premiums for dental plans, medical plans, accidental death and dismemberment insurance, and long-term disability insurance.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during 2007 to the named executive officers:

		All Other Option
		Awards: Number of	Exercise or Base	Grant Date Fair
		Securities Underlying	Price of Option	Value of Stock and
Name	Grant Date	Options (#)(1)	Awards ($/Sh)(2)	Option Awards ($)(3)

Peter R. Shields	3/01/07	44,000	$8.70	$270,635
Robert C. Leahy	3/01/07	26,400	8.70	162,381
Christopher R. Hemme	—	—	—	—
Richard M. Underwood	—	—	—	—
Timothy R. Segall	2/16/07	26,400	7.16	133,980

(1)	See note 1 to the table set forth in “— Summary Compensation Table” above for information about these stock options.

(2)	Stock options were granted with exercise prices equal to the fair market value of the common stock on the grant date.

(3)	The amounts shown represent total compensation expense recognized for financial statement purposes under SFAS No. 123R.

Outstanding Equity Awards at 2007 Year End

The following table sets forth information regarding equity awards held as of December 31, 2007 by the named executive officers.

				Option	Option
	Number of Securities Underlying Unexercised Options (#)(1)			Exercise	Expiration
Name	Exercisable		Unexercisable	Price ($)	Date

Peter R. Shields	485,549		—	$0.34	8/04/2013
	40,406		26,474	0.49	7/27/2015
	35,933		25,667	0.65	8/30/2015
	8,250		35,750	8.70	3/01/2017
Robert C. Leahy	49,610		109,143	1.01	10/09/2016
	4,950		21,450	8.70	3/01/2017
Christopher A. Hemme	86,436	(2)	3,759	0.34	1/15/2014
	13,291		8,709	0.49	7/27/2015
	2,768		7,792	1.01	1/31/2015
Richard M. Underwood	78,612	(2)	43,111	0.34	6/07/2015
Timothy R. Segall	1,237		—	3.41	6/07/2011
	38,987		—	0.68	12/01/2011
	52,800		—	0.34	4/10/2013
	68,933		1,467	0.34	1/15/2014
	27,646		15,114	0.49	7/27/2015

(1)	All awards listed in this table were stock options granted under our 2000 Stock Option Plan. Unless otherwise indicated, shares vest in equal monthly installments over four years. Upon a merger or consolidation effecting a change in control, a sale of all or substantially all of our assets, or a sale of a majority of our outstanding voting securities, 25% of the then-unvested shares subject to each of these options shall vest and any remaining unexercised portion of the option shall terminate. As described under “— Change in Control Agreements” below, as of December 31, 2007, each of the named executive officers was party to a change in control agreement under which, in addition to such vesting upon a change in control, all of the remaining shares underlying his stock options would vest in full in the event his employment is terminated by us without cause or for specified reasons within six months after a change in control.

(2)	One-quarter of the shares covered by the stock options vest on or about one year from the grant date, and the remainder vest in equal monthly installments over the following three years.

Stock Option Exercises

None of the named executive officers exercised stock options during 2007.

Equity Compensation Plans

We have two equity compensation plans. Our 2000 Stock Option Plan was adopted in July 2000. Following the completion of our IPO in November 2007, no additional shares may be issued under the 2000 Stock Option Plan other than pursuant to stock options then outstanding. Our 2007 Stock Incentive Plan became effective upon completion of our IPO. As of December 31, 2007, stock options were outstanding pursuant to these plans to purchase up to a total of 2,176,048 shares of common stock at a weighted average exercise price of $1.51 per share. Under these outstanding stock options, a total of 1,438,970 shares had vested as of December 31, 2007 and had a weighted average exercise price of $0.68 per share.

2007 Stock Incentive Plan

As of December 31, 2007, stock options were outstanding under the 2007 Stock Incentive Plan to purchase up to 115,562 shares of common stock and 1,390,884 shares of common stock were available for future grant. The number of shares available for future grant is subject to increase to the extent any shares of common stock subject to awards outstanding under the 2000 Stock Option Plan expire, terminate, or are otherwise surrendered, canceled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right. In addition, the 2007 Stock Incentive Plan contains an “evergreen” provision, which provides for an annual increase in the number of shares available for issuance under the plan on January 1 of each year from 2009 through 2017. The annual increase in the number of shares will equal the least of:

•	1,500,000 shares of common stock;

•	5% of the number of shares of common stock outstanding as of such date; and

•	an amount determined by the board of directors.

The compensation committee administers the 2007 Stock Incentive Plan. The 2007 Stock Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights and other stock-based awards. Our executive officers, employees, consultants, advisors and directors, and those of any of our subsidiaries, are eligible to receive awards under the 2007 Stock Incentive Plan. Under present law, however, incentive stock options qualifying under Section 422 of the Internal Revenue Code may only be granted to employees.

Stock options entitle the holder to purchase a specified number of shares of common stock at a specified price, subject to the other terms and conditions contained in the option grant. The compensation committee will determine the recipients of stock options and with respect to each stock option granted:

•	the number of shares subject to the stock option;

•	the exercise price of the stock option, which may be no less than the fair market value of the common stock on the grant date;

•	the vesting schedule of the stock option;

•	the duration of the stock option; and

•	the manner of payment of the exercise price of the stock option.

Restricted stock awards entitle the recipient to acquire shares of common stock, subject to our right to repurchase all or part of the shares from the recipient in the event the conditions specified in the award are not satisfied. The compensation committee will determine the recipients of restricted stock awards and with respect to each restricted stock award granted:

•	the number of shares subject to the restricted stock award;

•	the purchase price, if any, of the restricted stock award;

•	the vesting schedule of the restricted stock award; and

•	the manner of payment of the purchase price, if any, for the restricted stock award.

No award may be granted under the 2007 Stock Incentive Plan after July 31, 2017, but the vesting and effectiveness of awards granted before that date may extend beyond that date.

2000 Stock Option Plan

As of December 31, 2007, stock options were outstanding under the 2000 Stock Option Plan to purchase up to 2,060,486 shares of common stock. Following the completion of our IPO in November 2007, no additional shares may be issued under the 2000 Stock Option Plan other than pursuant to stock options then outstanding.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2007 with respect to compensation plans under which our equity securities are authorized for issuance:

(c)
Number of Securities
Remaining Available
for Future Issuance
	(a)	(b)	Under Equity
	Number of	Weighted-Average	Compensation
	Securities to be Issued	Exercise Price	Plans (Excluding
	Upon Exercise of	of Outstanding	Securities
	Outstanding Options,	Options, Warrants	Reflected in
Plan Category	Warrants and Rights	and Rights	Column(a)

Equity compensation plans approved by security holders(1)	2,176,048	$1.51	1,390,884	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	2,176,048	$1.51	1,390,884

(1)	These are our 2000 Stock Option Plan and 2007 Stock Incentive Plan.

(2)	No shares are available for future award under our 2000 Stock Option Plan. As of December 31, 2007, stock options were outstanding under the 2007 Stock Incentive Plan to purchase up to 115,562 shares of common stock and 1,390,884 shares of common stock were available for future grant, subject to increase to the extent any shares of common stock subject to awards outstanding under the 2000 Stock Option Plan expire, terminate, or are otherwise surrendered, canceled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right. In addition, the 2007 Stock Incentive Plan contains an “evergreen” provision, the terms of which are described in “— Equity Compensation Plans” below.

Change in Control Agreements

The following table presents the estimated benefits provided to named executive officers pursuant to various circumstances that trigger payments or provision of benefits under change-in-control arrangements. Payments would not be cumulative. In the absence of a change in control, none of the named executive officers is entitled to any cash severance payment, stock option acceleration or other benefit upon termination of employment, including a voluntary separation, an involuntary separation without cause or termination for cause.

As of December 31, 2007, we were party to a change in control agreement with each of the named executive officers. Under the terms of these change in control agreements, upon the sale by us of all or substantially all of our assets, or upon our merger or consolidation with another entity effecting a change in control, 25% of the then-unvested shares subject to any outstanding stock options held by the named executive officers would accelerate and become vested. If, within six months of the sale by us of all or substantially all of our assets, or upon our merger or consolidation with another entity effecting a change in control, any of the named executive officers:

•	is terminated for any reason other than cause (as defined in the change in control agreements);

•	experiences a substantial reduction in the scope or nature of his responsibilities, duties, authorities, position, powers or reporting structure or relationships; or

•	is required to move his place of employment more than 50 miles from the location in effect immediately prior to such sale, merger or consolidation;

then 100% of the unvested shares subject to any outstanding stock options held by such executive shall accelerate and become vested. The change in control agreement with Mr. Underwood was terminated in January 2008. Each of the change in control agreements with the other named executive officers remains in effect.

In the following table, the value of stock options for which vesting would accelerate is calculated as if the triggering event occurred on December 31, 2007. The value of a stock option acceleration upon a “change in control only” is based upon acceleration of 25% of the unvested shares subject to stock options outstanding as of December 31, 2007. The value of a stock option acceleration upon a “termination following a change in control” is based upon acceleration of all of such unvested shares, 25% of which would vest upon a change of control and the balance of which would vest upon a qualifying termination event, all as described above.

		Stock Option
Name	Triggering Event	Acceleration

Peter R. Shields	Change in control only	$82,465
	Termination following a change in control	329,860
Robert C. Leahy	Change in control only	160,713
	Termination following a change in control	642,852
Timothy R. Segall	Change in control only	31,430
	Termination following a change in control	125,720
Richard M. Underwood	Change in control only	70,594
	Termination following a change in control	211,783
Christopher A. Hemme	Change in control only	31,585
	Termination following a change in control	94,756

401(k) Plan

We maintain a deferred savings retirement plan for employees that is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code. Contributions to the deferred savings retirement plan are not taxable to employees until withdrawn from the plan. The deferred savings retirement plan provides that each participant may contribute his or her pre-tax compensation, up to a statutory limit ($15,500 in 2008). For employees 50 years of age or older, an additional catch-up contribution ($5,000 in 2008) is allowed. Under the plan, each employee is fully vested in his or her deferred salary contributions. We may make discretionary contributions subject to established limits and a vesting schedule, but have not made any such contributions to date.

Limitation of Liability and Indemnification

Our charter limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware corporation law. The charter provides that no director will have personal liability to us or to stockholders for monetary damages for breach of fiduciary duty or other duty as a director. These provisions do not, however, eliminate or limit the liability of any of the directors for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

Any amendment or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim arising prior to such amendment or repeal. If the Delaware corporation law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the directors will be further limited to the greatest extent permitted by the Delaware corporation law.

The charter also provides that we must indemnify directors and officers in certain circumstances. In addition, we have entered into separate indemnification agreements with each of the directors and executive officers that may be broader than the indemnification provisions contained in the charter. These indemnification agreements may require us, among other things, to indemnify directors and executive officers for expenses (including attorneys’ fees), judgments, fines and settlement amounts paid or incurred by a director or executive officer in any action or proceeding arising out of his or her service as a director or executive officer. We believe these provisions and agreements are important in attracting and retaining qualified individuals to serve as directors and executive officers.

We maintain director and officer insurance providing for indemnification of our directors and officers for certain liabilities, including certain liabilities under the Securities Act. We also maintain a general liability insurance policy that covers certain liabilities of directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

There is no pending litigation or proceeding involving any director or executive officer to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

CONTINUING DIRECTORS

Our by-laws provide that the board of directors is to be divided into three classes, with the classes serving for staggered three-year terms. The terms of Vernon F. Lobo and Regina O. Sommer, our Class II directors, will expire at the 2009 Annual Meeting of Stockholders. The terms of Eric R. Giler, James A. Goldstein and Peter R. Shields, our Class III directors, will expire at the 2010 Annual Meeting of Stockholders. A brief biography of each of the continuing directors, as of April 1, 2008, follows:

Peter R. Shields	Biographical information about Mr. Shields is presented under “Executive Officers” above.
Eric R. Giler	Mr. Giler has served as one of our directors since December 2005. He chairs the compensation committee. Mr. Giler was the Chairman and Chief Executive Officer of Groove Mobile, a provider of mobile music commerce platforms, from April 2006 until its acquisition by Live Mobile, Inc. in March 2008. Mr. Giler served as the Chief Executive Officer and President of Brooktrout, Inc., a NASDAQ-listed provider of software and hardware platforms, from 1984 until its acquisition by EAS Group, Inc. in October 2005.
James A. Goldstein	Mr. Goldstein has served as one of our directors since 2000. He is a member of the compensation committee. Since 2001 Mr. Goldstein has been a General Partner of North Bridge Venture Partners, a venture capital firm that he joined in 1998.
Vernon F. Lobo	Mr. Lobo has served as one of our directors since 2000. He is a member of the audit committee and the nominating and corporate governance committee. Since 1997, Mr. Lobo has served as a Managing Director of Mosaic Venture Partners, a venture capital firm.
Regina O. Sommer	Ms. Sommer has served as one of our directors since December 2006. She chairs the audit committee and is a member of the compensation committee. From January 2002 until March 2005, Ms. Sommer served as Vice President and Chief Financial Officer of Netegrity, Inc., a NASDAQ-listed provider of security software solutions that was acquired by Computer Associates International, Inc. in November 2004. Ms. Sommer also serves on the board of directors of Wright Express Corporation, a New York Stock Exchange-listed provider of payment processing and information management services, and has been nominated to join the board of directors of Insulet Corporation, a NASDAQ-listed medical device company.

No director or executive officer is related by blood, marriage or adoption to any other director or executive officer. No arrangements or understandings exist between any director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Prior to November 2007, we did not pay cash compensation to any director for service as a member of the board of directors or any board committee. Upon initially joining the board, a director who was neither an employee nor a representative of a venture capital investor would receive a stock option as the director’s sole compensation for serving on the board. Directors who were employees or representatives of a venture capital investor would not receive any cash or equity compensation for serving on the board. No new directors were elected in the period from January to November 2007, and we therefore paid no cash or equity compensation to directors during that period.

Following the completion of our IPO in November 2007, the board and the compensation committee agreed that it was advisable for us to implement new director compensation arrangements in light of our status as a public company. The compensation committee had previously engaged Pearl Meyer & Partners with respect to our executive compensation program, as described under “Executive Compensation — Compensation Discussion and Analysis” above. The primary objectives of the compensation committee with respect to director compensation were to:

•	align the incentives of the directors with the long-term interests of stockholders;

•	attract, retain and motivate directors who will make important contributions to company performance and oversight; and

•	compensate directors adequately for their time and effort.

The compensation committee concluded that, in order for us to attract and retain high-quality directors, it was essential that we offer compensation packages competitive with those of companies of similar size, in similar industries or markets, and at the same stage of maturity as our company. Prior to November 2007, neither the board nor the compensation committee compiled or reviewed compensation levels at comparable companies in establishing compensation for directors. Therefore, when determining competitive compensation for directors, the compensation committee reviewed information for a number of comparable companies, including the companies identified by Pearl Meyer, which consisted of the companies identified as the IPO comparable companies described under “Executive Compensation — Compensation Discussion and Analysis” above.

In structuring new director compensation arrangements and adopting those arrangements in a newly developed Compensatory Arrangements with Outside Directors, the compensation committee evaluated which directors should be eligible for compensation. Consistent with the practices of all of the comparable companies, compensation is not paid to directors who are employed by us. The compensation committee also determined that we, unlike most of the comparable companies, would not compensate directors who are affiliated with significant stockholders. The compensation committee concluded that compensation would not be required in order to retain and motivate a director who is affiliated with a person or entity holding more than five percent of the common stock, because that director will be sufficiently motivated by the long-term interests of the affiliated stockholder. In the discussion below, “outside directors” refers to directors who are eligible to receive compensation under the Compensatory Arrangements for Outside Directors — that is, directors who are not employed by us and are not affiliated with a five-percent stockholder.

In assessing director compensation, the compensation committee focused on total cash compensation in the form of annual retainers and meeting fees and equity compensation in the form of stock options. With respect to total cash compensation, the compensation committee noted that it is common for public companies to employ a mix of retainers and meeting fees for service as a director, but that it was not a prevalent practice among the comparable companies. The compensation committee determined that employing a combination of retainers and meeting fees would better recognize the time and effort spent on board of directors and committee business.

Following a comparison of director compensation to data collected with respect to the comparable companies, the compensation committee sought to establish aggregate director compensation near the median level for the comparable companies. The compensation committee generally did not benchmark individual elements of compensation. In establishing the annual retainer for board service, however, the compensation committee did take into account information as to the annual board retainers at the comparable companies.

Compensatory Arrangements with Outside Directors

The compensation committee, with the assistance of management, developed Compensatory Arrangements with Outside Directors that summarized the committee’s conclusions with respect to director compensation. The compensation committee recommended those arrangements for approval by the board, and the board subsequently approved the arrangements effective as of November 13, 2007. Pursuant to these arrangements, each outside director is entitled to the following:

(a) an annual retainer fee of $25,000 for service on the board of directors;

(b) additional annual retainer fees for board committee service as follows:

Chair of audit committee	$10,000
Other members of audit committee	3,000
Chair of compensation committee	7,500
Other members of compensation committee	3,000
Chair of nominating and corporate governance committee	5,000
Other members of nominating and corporate governance committee	2,000

(c) a meeting fee of $1,000 for each meeting of the board, the audit committee, the compensation committee or the nominating and corporate governance committee attended in person or by telephone; and

(d) the grant, as of each annual stockholder meeting, of a stock option exercisable to purchase 13,000 shares of common stock at a price equal to the fair market value of the common stock on the grant date.

In addition, upon the initial election of an outside director to the board, the new outside director is entitled to receive a stock option exercisable to purchase 25,000 shares of common stock at a price equal to the fair market value of the common stock on the grant date.

2007 Director Compensation

The following table provides information regarding director compensation for 2007. No other director received any compensation for serving on the board of directors or board committees in 2007.

	Fees Earned or
Name	Paid in Cash ($)	Option Awards ($)(1)	Total

Eric R. Giler	$7,417	$—	$7,417
James J. Roszkowski	6,000	6,589	12,589
Regina O. Sommer	9,333	30,292	39,625

(1)	The amounts shown represent compensation expense recognized for financial statement purposes under SFAS No. 123R with respect to stock options granted to the directors prior to 2007. Each of those stock options was granted with an exercise price equal to the fair market value of the common stock on the grant date. No stock options were granted to directors during 2007. For a discussion of the assumptions relating to our valuation of stock option, see note 2 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC on March 14, 2007. As of December 31, 2007, (a) Mr. Giler held options to purchase a total of 36,520 shares of common stock at a price of $0.65 per share, of which 18,260 shares had vested, (b) Mr. Roszkowski held options to purchase a total of 36,520 shares of common stock at a price of $1.01 per share, of which 15,977 shares had vested and (c) Ms. Sommer held options to purchase a total of 36,520 shares of common stock at a price of $4.94 per share, of which 9,062 shares had vested.

CORPORATE GOVERNANCE

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of stockholders. In connection with our IPO in 2007, we implemented a number of corporate governance policies and practices. The board of directors will review those policies and practices periodically and will, among other things, compare our policies and practices to those suggested by various authorities in corporate governance and those adopted by other public companies. We also will review our corporate governance policies and practices in order to confirm that they comply with new and emerging interpretations and practices relating to the Sarbanes-Oxley Act of 2002, corporate governance-related rules of the SEC, and the listing standards of The NASDAQ Global Market.

This section describes key corporate governance guidelines and practices that we have adopted. You can access our current committee charters, corporate governance guidelines, and code of business conduct and ethics in the “Corporate Governance” section of our website located at www.soundbite.com or by writing to our Investor Relations Department at our principal executive offices at 22 Crosby Drive, Bedford, Massachusetts 01730, telephone: (781) 897-2556.

Corporate Governance Guidelines

The board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of our company and stockholders. These guidelines establish a framework for the conduct of the board’s business and in particular provides that:

•	the board’s principal responsibility is to oversee the management of our company;

•	a majority of the members of the board shall be independent directors;

•	the independent directors shall meet regularly in executive session;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors shall participate in an orientation program and all directors will be expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the board and board committees shall conduct self-evaluations to determine whether they are functioning effectively.

Board Determination of Independence

Under Rule 4350 of The NASDAQ Marketplace Rules, a majority of a listed company’s board of directors must be comprised of independent directors within one year of listing. In addition, NASDAQ Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act. Under Rule 4200(a)(15) of The NASDAQ Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board, or any other board committee: (a) accept directly or indirectly any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (b) be an affiliated person of the listed company or any of its subsidiaries.

In connection with the annual meeting, the board of directors undertook a review of the composition of the board and board committees and the independence of each director. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, the board has determined that none of Eric Giler, Vernon Lobo, Justin Perreault,

James Roszkowski and Regina Sommer, representing five of our seven directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 4200(a)(15) of The NASDAQ Marketplace Rules. The board also determined that Mr. Lobo, Mr. Perreault and Ms. Sommer, who comprise the audit committee, Mr. Giler and Ms. Sommer, who comprise two of the three members of the compensation committee, and Messrs. Perreault, Roszkowski and Lobo, who comprise the nominating and corporate governance committee, satisfy the applicable independence standards for such committees established by the SEC and The NASDAQ Marketplace Rules. In making such determination, the board considered the relationships that each such non-employee director has with our company and all other facts and circumstances the board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. The board has determined that Jamie Goldstein, a member of the compensation committee, does not satisfy the independence requirements established by the SEC and The NASDAQ Marketplace Rules because he serves as a General Partner of North Bridge Venture Partners and indirectly exercises voting and investment control over 4,736,509 shares of common stock, or approximately 31.1% of the shares outstanding as of March 28, 2008, the record date for the annual meeting.

Director Nomination Process

The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the board of directors.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than five percent of the common stock for at least a year as of the date such recommendation is made, to the nominating and corporate governance committee in care of SoundBite Communications, Inc., 22 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary. Assuming that appropriate biographical and background material has been provided on a timely basis, the will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board, by following the procedures set forth under “Discussion of Proposals — Stockholder Proposals for 2009 Annual Meeting.”

Communicating with the Independent Directors

The board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The director serving as Chair of the nominating and corporate governance committee, with the assistance of our chief financial officer, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as such director considers appropriate.

Under procedures approved by a majority of our independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chief financial officer considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to the board in care of SoundBite Communications, Inc., 22 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary.

Director Attendance at Meetings

The board of directors met ten times during 2007, either in person or by teleconference. During 2007, each director attended at least 75% of the meetings of the board and at least 75% of the meetings of each committee on which the director then served.

Our corporate governance guidelines provide that directors are responsible for attending annual meetings of stockholders.

Board Committees

The board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by the board. Current copies of each committee’s charter are posted on the “Investor Relations — Corporate Governance” section of our website, www.soundbite.com. All of the members of each of these standing committees, except for Jamie Goldstein who serves on the compensation committee, are independent as defined under the rules of The NASDAQ Global Market and, in the case of the audit committee, satisfy the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act.

Audit Committee

The members of the audit committee are Vernon Lobo, Justin Perreault and Regina Sommer. Ms. Sommer chairs the audit committee. The board of directors has determined that Ms. Sommer is an “audit committee financial expert” as defined in applicable SEC rules. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of the registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing and discussing our annual and quarterly financial statements and related disclosures with management and the registered public accounting firm;

•	monitoring our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, registered public accounting firm and management; and

•	reviewing and approving or ratifying any related-person transactions.

The audit committee met six times during 2007.

Compensation Committee

The members of the compensation committee are Eric Giler, James Goldstein and Regina Sommer. Mr. Giler chairs the compensation committee. The purpose of the compensation committee is to discharge the responsibilities of the board of directors relating to compensation of the executive officers. Specific responsibilities of the compensation committee include:

•	annually reviewing and approving corporate goals and objectives relevant to chief executive officer compensation;

•	reviewing and approving, or making recommendations to the board with respect to, the compensation of the chief executive officer and other executive officers;

•	overseeing an evaluation of executive officers;

•	overseeing and administering cash and equity incentive plans; and

•	reviewing and making recommendations to the board with respect to director compensation.

The compensation committee met once during 2007.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Vernon Lobo, Justin Perreault and James Roszkowski. Mr. Roszkowski chairs this committee. The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board corporate governance principles; and

•	overseeing an annual evaluation of the board.

The nominating and corporate governance committee did not meet during 2007.

Compensation Committee Interlocks and Insider Participation

The current members of the compensation committee are Eric Giler, James Goldstein and Regina Sommer. No member of the compensation committee has ever been an officer or employee of our company or any subsidiary of ours. No member of the compensation committee had any relationship with us during 2007 requiring disclosure under Item 404 of Regulation S-K.

None of the executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a member of our board of directors or our compensation committee.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to directors, officers and employees, including the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. You can access our code of business conduct and ethics in the “Corporate Governance” section of our website located at www.soundbite.com. We intend to post on our website all disclosures required by law or The NASDAQ Global Market listing standards concerning any amendments to, or waivers from, any provision of the code.

Audit Committee Report

This report of the audit committee is required by the SEC and, in accordance with the rules of the SEC, shall not be deemed to be (a) part of, or incorporated by reference by any general statement incorporating by reference this proxy statement into, any filing under the Securities Act or the Securities Exchange Act, except to the extent that SoundBite specifically incorporates this report by reference, or (b) “soliciting material” or “filed” under the Securities Act or the Securities Exchange Act.

During 2007, the audit committee met and held discussions with management and representatives of Deloitte & Touche LLP, our independent registered public accounting firm. Management has represented to the audit committee that SoundBite’s financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the financial statements with management and Deloitte & Touche representatives. The audit committee also has discussed with representatives of Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

Deloitte & Touche has also provided to the audit committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the audit committee has discussed with Deloitte & Touche that firm’s independence.

Based upon the audit committee’s discussions with management and representatives of Deloitte & Touche and its review of representations of management and the report of Deloitte & Touche to the audit committee, the audit committee recommended that the board of directors include the audited financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2007.

By the Audit Committee of the
Board of Directors of
SoundBite Communications, Inc.,

Regina O. Sommer (Chair)
Vernon F. Lobo
Justin J. Perreault

Independent Registered Public Accounting Firm Fees and Other Matters

Audit and Related Fees

The following table summarizes the fees billed to us by Deloitte & Touche LLP for each of the last two years for audit, audit-related, tax and other services:

Fee Category	2007	2006
	(In thousands)

Audit fees(1)	$1,275,400	$226,350
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total fees	$1,275,400	$226,350

(1)	These fees relate to professional services rendered for (a) audits of our financial statements, (b) reviews of our quarterly financial statements, (c) services rendered in 2007 in connection with the registration statement on Form S-1 filed with the SEC in connection with our IPO, and (d) services related to other regulatory filings.

Audit Committee Pre-Approval Policy and Procedures

The audit committee has adopted policies and practices relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any pre-approval is detailed as to the particular service or type of services to be provided and is subject to a maximum dollar amount.

RELATED-PARTY TRANSACTIONS

The following discussion relates to certain transactions that involve both our company and one of our executive officers, directors, director nominees or five percent stockholders, each of whom we refer to as a “related party.” For purposes of this discussion, a “related-party transaction” is a transaction, arrangement or relationship:

•	in which we participate;

•	that involves an amount in excess of $120,000; and

•	in which a related party has a direct or indirect material interest.

From January 1, 2007 through March 31, 2008, there were no related-party transactions, except for the compensation arrangements described under “Executive Compensation.”

The board of directors has adopted written policies and procedures for the review of any related-party transaction. If a related party proposes to enter into a related-party transaction, the related party must report the proposed related-party transaction to the chief financial officer. The policy calls for the proposed related-party transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the related-party transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related-party transaction. The policy also permits the Chair of the audit committee to review and, if deemed appropriate, approve proposed related-party transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related-party transactions that are ongoing in nature will be reviewed annually.

A related-party transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related party’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related party’s interest in the related-party transaction;

•	the dollar value of the amount involved in the related-party transaction;

•	the dollar value of the amount of the related party’s interest in the transaction;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information that would be material to investors in light of the circumstances of the transaction.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. The audit committee may impose any conditions on the related-party transaction that it deems appropriate.

In addition, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related parties and, therefore, are not related-party transactions for purposes of the policy:

•	interests arising solely from the related party’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related party and all other related parties own in the aggregate less than a 10% equity interest in such entity, (b) the related party and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction is less than the greater of $200,000 and 5% of the annual gross revenues of the company receiving payment in the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee.

STOCK OWNERSHIP AND PERFORMANCE

Stock Owned by Directors, Executive Officers and Greater-than-5% Stockholders

The following table sets forth information with respect to the beneficial ownership of common stock as of January 31, 2008 for:

•	each beneficial owner of more than five percent of the outstanding common stock;

•	each of the directors, the director nominee and each of the named executive officers; and

•	all of the directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after January 31, 2008. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose. Percentage ownership calculations are based on 15,231,753 shares outstanding as of January 31, 2008. Addresses of individuals are in care of SoundBite Communications, Inc., 22 Crosby Drive, Bedford, Massachusetts 01730.

	Beneficial Ownership Prior to Offering
		Right to
		Acquire
	Outstanding	Within 60
	Shares	Days of	Shares
	Beneficially	January 31,	Beneficially
Name and Address of Beneficial Owner	Owned	2008	Owned	Percentage

5% Stockholders:
North Bridge Venture Partners	4,736,509	—	4,736,509	31.1%
950 Winter Street, Suite 4600 Waltham, MA 02451
Mosaic Venture Partners	2,140,334	—	2,140,334	14.1
65 Front Street East, Suite 200 Toronto, Ontario M5E 1B5
Commonwealth Capital Ventures	1,688,916	—	1,688,916	11.1
950 Winter Street, Suite 4100 Waltham, MA 02451
Directors, Director Nominee and Executive Officers:
James A. Goldstein	4,736,509	—	4,736,509	31.1
Vernon F. Lobo	2,140,334	—	2,140,334	14.1
Justin J. Perreault	1,688,916	—	1,688,916	11.1
Peter R. Shields	55,733	616,007	671,740	4.2
Timothy R. Segall	34,083	220,826	254,909	1.6
Christopher A. Hemme	—	100,827	100,827	*
Richard M. Underwood	—	73,541	73,541	*
Robert C. Leahy	—	62,824	62,824	*
Eric R. Giler	—	15,977	15,977	*
James J. Roszkowski	—	13,695	13,695	*
Regina O. Sommer	—	10,651	10,651	*
Eileen M. Rudden	—	—	—	—
All executive officers and directors as a group (14 persons)	8,655,575	1,154,786	9,810,361	59.9

*	Less than one percent.

Shares reflected as beneficially owned by North Bridge Venture Partners and by Mr. Goldstein consist of 3,210,820 shares of common stock held North Bridge Venture Partners IV-A, L.P., and 1,525,689 shares held by North Bridge Venture Partners IV-B, L.P. North Bridge Venture Management IV, L.P. as the General Partner of North Bridge Venture Partners IV-A, L.P. and North Bridge Venture Partners IV-B, L.P. has voting and investment control of the 4,736,509 shares held in the aggregate by North Bridge Venture Partners IV-A, L.P. and North Bridge Venture Partners IV-B, L.P. NBVM GP, LLC is the General Partner of North Bridge Venture Management IV, L.P. Mr. Goldstein is a Manager of NBVM GP, LLC and may be deemed to share voting and investment power with respect to such 4,736,509 shares. Mr. Goldstein disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

Shares reflected as beneficially owned by Mosaic Venture Partners and by Mr. Lobo consist of 2,140,334 shares of common stock held by Mosaic Venture Partners II Limited Partnership. 1369904 Ontario Inc., as the general partner of Mosaic Venture Partners II Limited Partnership, has voting and investment control of the shares held by Mosaic Venture Partners II Limited Partnership. Mr. Lobo is Managing Director of 1369904 Ontario Inc. and may be deemed to share voting and investment power with respect to such 2,140,334 shares. Mr. Lobo disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

Shares reflected as beneficially owned by Commonwealth Capital Ventures and by Mr. Perreault consist of 1,615,111 shares of common stock held by Commonwealth Capital Ventures III, L.P. and 73,805 shares of common stock held by CCV III Associates L.P. Mr. Perreault is a General Partner of Commonwealth Venture Partners III, L.P. Commonwealth Venture Partners III L.P. is the sole General Partner of Commonwealth Capital Ventures III L.P. and CCV III Associates, L.P. Mr. Perreault, Michael Fitzgerald, Jeffrey M. Hurst and R. Stephen McCormack, Jr. are the individual General Partners of Commonwealth Venture Partners III L.P.

Information regarding Jeffery Struzenski, our Executive Vice President, Sales and an executive officer, is excluded from the above table because he joined us on April 1, 2008, after the date of the information presented. As of April 1, 2008, Mr. Struzenski did not beneficially own any shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors and executive officers, as well as stockholders beneficially owning more than ten percent of the outstanding common stock, to file with the SEC initial reports of ownership and reports of changes in ownership with respect to common stock. All of these reporting persons are required by SEC regulations to furnish us with copies of all reports they file with the SEC pursuant to Section 16(a).

Based solely on our review of the copies of such forms received by us and written representations of our directors and executive officers received by us, we believe each reporting person filed on a timely basis all of the reports required to be filed pursuant to Section 16(a) in 2007.

Stock Performance Graph

The following graph compares, for the period from November 1, 2007, the date of our initial public offering, to December 31, 2007, the cumulative total return on common stock of our company as compared to the cumulative total return of the NASDAQ Stock Market (U.S. and Foreign) and the cumulative total return on common stock of a self-determined peer group. The calculation of the cumulative total return for the peer group was weighted according to the stock market capitalizations of the issuers within the peer group.

The graph assumes an initial investment of $100 on November 1, 2007 in each of our common stock, the NASDAQ Stock Market and the common stock of the peer group. The graph assumes any dividends were reinvested. We did not declare or pay any dividends in 2007. In addition, the graph presents historic performance of the NASDAQ Stock Market and the peer group from June 29, 2007 through November 1, 2007, during which period of time our common stock was not publicly traded.

The peer group used for purposes of this graph consisted of comparable companies that were identified for purposes of benchmarking our levels of executive compensation and that continued to have publicly traded common stock as of December 31, 2007. The peer group consists of Acme Packet, Inc.; DivX, Inc.; Fusion Telecommunications International, Inc.; Guidance Software, Inc.; Isilon Systems, Inc.; LoopNet, Inc.; Omniture, Inc.; Riverbed Technology, Inc.; Salary.com, Inc.; Synchronoss Technologies, Inc.; Unica Corporation and Vocus, Inc.

SoundBite ii\ = MR A SAMPLE DESIGNATION (IF ANY) ^ADD 1 — = ADD 2 — = ADD 3 = ADD 4 — ADD 5 = ADD 6 I11I. I.. 11.. I.. 1.1.1.. 11... I. I.. 11... I.. 1.1.1... 1. 1.1.1.1 X Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. DDDDDH Admission Ticket C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00am central time on May 21, 2008. Vote by Internet · Log on to the Internet and go to www.investorvote.com/SDBT · Follow the steps outlined on the secured website. Vote by telephone · Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. · Follow the instructions provided by the recorded message. · ·Annual Meeting Proxy Card C0123456789 12345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ~S.CONTQ Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. — 1. Election of Directors: For Withhold            For Withhold For Withhold 01 — Justin Perreault 02 — James Roszkowski 03 — Eileen Rudden For            Against Abstain 2. Ratification of Selection of Independent Registered Public Accounting Firm. Ql Non-Voting Items Change of Address — Please print new address below. Q Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 2 — Please keep signature within the box. Signature 1 — Please keep signature within the box. C 1234567890 I M T MRA SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MRASAMPLEAND MRASAMPLEAND MRASAMPLEANDMRASAMPLEANDMRASAMPLEAND 31AV 0174751 MRASAMPLEANDMRASAMPLEANDMRASAMPLEAND

2008 Annual Meeting Admission Ticket 2008 Annual Meeting of SoundBite Communications, Inc. Shareholders Wednesday, May 21, 2008 9:00am SoundBite Communications 22 Crosby Drive Bedford, MA 01730 Directions to the SoundBite Communications Corporate offices, 22 Crosby Drive, Bedford, MA are as follows. Parking is on the left, the building will be on the right side of the road, across the street from the parking lot. From Logan International Airport · Upon departing Logan travel through the Sumner Tunnel. · At the end of the tunnel, follow signs to Route 93 North (Expressway North). · Continue on Route 93 to the juncture with Route 128 / 95 North and South. · Take 128/95 South and follow directions below. From The North (Route 128) · From 128 / 95 South take Exit 32, Route 3 North · From Route 3 North, Take Exit 26, Route 62 / Bedford & Burlington (first exit). · At the traffic lights at the end of the exit ramp, drive through the intersection onto Crosby Drive. · The Crosby Corporate Center sign is approximately a half mile on the left, turn left at the sign. From the South / West (Mass Turnpike Route 90) · Take 128/95 North to Exit 32A, Route 3 North · From Route 3 North, Take Exit 26, Route 62 / Bedford & Burlington (first exit). · At the traffic lights at the end of the exit ramp, drive through the intersection onto Crosby Drive. · The Crosby Corporate Center sign is approximately a half mile on the left, turn left at the sign. From The North (Route 3) · From Route 3 South, take Exit 26, Route 62 / Bedford & Burlington. · At the end of the ramp, turn left. · At the 1st set of traffic lights, turn left onto Crosby Drive · The Crosby Corporate Center sign (numbers 20,22,24,26 and 32 Crosby Drive) is approximately a half mile on the left, turn left at the sign. ? IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ? Bite SoundBite ii* Proxy — SoundBite Communications, Inc Notice of 2008 Annual Meeting of Shareholders 22 Crosby Drive, Bedford, MA 01730 Proxy solicited by Board of Directors for Annual Meeting — May 21, 2008 The undersigned shareholder of SoundBite Communications, Inc. hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement, each dated on or about April 14, 2008, and hereby appoints Peter Shields and Robert Leahy, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Shareholders of SoundBite Communications, Inc. to be held May 21, 2008 at 9:00a.m., local time, at SoundBite’s corporate headquarters, located at 22 Crosby Drive, Bedford, Massachusetts, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Justin Perreault, FOR James Roszkowski, FOR Eileen Rudden and FOR Item 2.